Exhibit 99.1
Annual Shareholder Meeting for
International Monetary Systems A Success

Company Announces Improved Financial Standings and Plans for Reverse Stock Split

New Berlin, Wisconsin – June 18, 2009 –International Monetary Systems, Ltd. (OTCBB: INLM), a worldwide leader in business-to-business barter services held its annual shareholder meeting yesterday.
All items on the agenda were approved. Dale Mardak and Thomas DeLacy were re-elected as board members, and Webb & Co., P.A. was ratified as auditors for the company’s 2009 financial statements.

At the meeting, Dale Mardak, Senior VP, John Strabley, Executive VP, and Krista Vardabash, Director of Marketing and PR, made presentations demonstrating the company’s financial progress, recent media exposure, and future growth initiatives.

It was also announced that April and May financial results were better than last year and better than the first quarter of 2009. Also, the company announced plans to do a 1 for 6 reverse stock split that will be effective July 17th 2009.

About International Monetary Systems

Founded in 1985, International Monetary Systems (IMS) serves 17,500 businesses representing 23,000 cardholders in 50 North American markets. Based in New Berlin, Wisconsin, and managed by seasoned industry veterans, IMS is one of the largest publicly traded barter companies in the world and is continually expanding its network by adding exchange locations. The company's proprietary transaction clearing software enables businesses and individuals to trade goods and services online using an electronic currency known as trade dollars. The IMS network allows companies to create cost savings and connect to new customers by incorporating barter opportunities in their business models. Further information can be obtained at the company's Web site at: www.imsbarter.com.

Contact:
International Monetary Systems, Ltd., New Berlin, WI
Krista Vardabash, (888) 783-4636, ext. 19
go-ims@imsbarter.com
http://www.imsbarter.com